Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eupraxia Pharmaceuticals Inc.

We consent to the use of our report dated April 1, 2024 on the consolidated financial statements of Eupraxia Pharmaceuticals Inc., which comprise the consolidated balance sheets as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes, which is incorporated herein by reference.

/s/ KPMG LLP

Chartered Professional Accountants

April 5, 2024

Vancouver, Canada